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                                                                  Exhibit 4.1


                          DESCRIPTION OF TRUST SHARES

GENERAL

     The Declaration of Trust authorizes the issuance of up to 110,000,000 shares of beneficial interest consisting of 50,000,000 Trust Shares, 5,000,000 Preferred Shares, 50,000,000 Excess Trust Shares and 5,000,000 Excess Preferred Shares. Upon completion of the Merger, Lexford expects that approximately 4,900,200 Trust Shares, no Preferred Shares and no Excess Shares will be issued and outstanding.

     The following description of the Trust Shares, Preferred Shares, Excess Shares and of certain provisions of the Declaration of Trust and Bylaws is a summary of and is qualified in its entirety by reference to the Declaration of Trust and the Bylaws, copies of which are attached hereto as Annexes B and C, respectively.

     The Declaration of Trust provides that, subject to the provisions of any class or series of shares of the Trust then outstanding, the Trust Shareholders are entitled to vote only on those matters which the Declaration of Trust, the Bylaws or Title 8 expressly require be voted on by the Trust Shareholders, those matters that the Trust Board has duly submitted to the Trust Shareholders and those matters properly brought before a meeting by a Trust Shareholder pursuant to the Bylaws. Except with respect to the foregoing matters, no action taken by the Trust Shareholders at any meeting shall in any way bind the Trustees. Trust Shareholders will not be entitled to cumulatively vote their shares in the election of the Trust's Trustees.

     Both Title 8 and the Declaration of Trust provide that no Trust Shareholder will be personally liable for any obligation of the Trust solely by reason of being a Trust Shareholder. Pursuant to the Declaration of Trust, the Trust must indemnify a Trust Shareholder against any claim or liability to which the Trust Shareholder may become subject solely by reason of his or her being or having been a Trust Shareholder, and the Trust shall appoint counsel for, defend, and bear the expenses and costs of such defense, for each Trust Shareholder in connection with any such claim or liability. The obligations of the Trust to indemnify or defend any Trust Shareholder or pay his or her expenses do not extend to any liability or obligation of the Trust Shareholder under the business combination provisions or the control share acquisition provisions of Maryland law, the ownership limitations or control share provisions of the Declaration of Trust, or certain provisions of the Securities Act or the Exchange Act. A Trust Shareholder is not entitled to indemnification with respect to a suit by or on behalf of the Trust or by any other Trust Shareholder for money damages (i) for an improper benefit or profit in money, property or services, or (ii) for active and deliberate dishonesty that was material to the cause of action adjudicated in the proceeding.

     The Declaration of Trust authorizes the Trustees to classify or reclassify any unissued shares of the Trust by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such shares.
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     Application has been made to have the Trust Shares approved for listing on the NYSE, subject to official notice of issuance, upon the consummation of the Merger.

  Trust Shares

     Each outstanding Trust Share entitles the holder to one vote on all matters submitted to a vote of Trust Shareholders, including the election of Trustees. There is no cumulative voting in the election of Trustees which means that the holders of a majority of the outstanding Trust Shares entitled to vote on the election of Trustees can elect all of the Trustees then standing for election. Holders of Trust Shares, other than Excess Shares, are entitled to such distributions as may be declared from time to time by the Trustees in cash or other assets of the Trust, in securities of the Trust or from any other legally available source as the Trustees shall in their discretion determine. The Trustees shall endeavor to declare and pay such distributions as are necessary for the Trust to qualify, and continue to qualify, as a REIT under the Code. See "Distribution Policy."

     Holders of Trust Shares have no conversion, redemption or preemptive rights to subscribe for any securities of the Trust. All the Trust Shares issuable in the Merger will be duly authorized, validly issued, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Trust, holders of Trust Shares will be entitled to share ratably in the assets of the Trust remaining after provision for payment of liabilities to creditors and preferential rights of the Preferred Shares.

  Preferred Shares

     The Preferred Shares authorized by the Declaration of Trust may be issued from time to time in one or more classes or series in such amounts and with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption as may be fixed by the Trustees. Under certain circumstances, the issuance of Preferred Shares could have the effect of delaying, deferring or preventing a change of control of the Trust and may adversely affect the voting and other rights of the holders of Trust Shares. Currently, there are and upon consummation of the Merger, there will be, no Preferred Shares outstanding and the Trust has no present plans to issue any Preferred Shares. See "Risk Factors -- Risks Related to Declaration of Trust and Bylaws of the Trust and Maryland Law."

  Excess Shares

     The Declaration of Trust provides that no holder may own, or be deemed to own under the applicable attribution rules of the Code, Trust Shares or Preferred Shares in excess of the Beneficial Ownership Limitations or the Constructive Ownership Limitations and that no purported transfer of Trust Shares or Preferred Shares may be given effect if it results in ownership of all of the outstanding Trust Shares and Preferred Shares by fewer than 100 persons (collectively, the "Ownership Restrictions"). In the event of a purported transfer or other event that would, if effective, result in ownership of Trust Shares or Preferred Shares in violation of the Ownership Restrictions, the shares in excess of the Ownership Restrictions will be designated Excess Shares and, in accordance with the Declaration of Trust, transferred automatically to the Special Trust (as defined in the Declaration of Trust).

     The Excess Shares will be held by the Special Trust for the exclusive benefit of one or more charitable beneficiaries whose ownership of the Trust Shares or Preferred Shares will not violate the Ownership Restrictions and which is an organization described in Sections 170(b)(1)(A) and 170(c)(2) of the Code (a "Charitable Beneficiary"). The Trust will appoint a trustee of the Special Trust who is unaffiliated with the Trust or with any person involved in the transfer which required a designation of Excess Shares.

     Holders of Excess Shares shall not benefit economically from ownership of any Excess Shares held in the Special Trust, shall have no rights to dividends and shall not possess any rights to vote. The trustee shall have all voting power and rights to dividends with respect to the Excess Shares, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distribution paid prior to the discovery by the Trust that the Excess Shares have been transferred to the Special Trust must be paid to the trustee upon demand.
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     As soon as reasonably practicable, and in an orderly fashion so as not to affect in a materially adverse manner the market price of the Excess Shares, the trustee will sell the Excess Shares to a person whose ownership of the Excess Shares will not violate the Ownership Restrictions. The transferee in the transaction that resulted in the designation and transfer of Excess Shares to the Special Trust will receive the lesser of (i) the price paid by the transferee in such transaction and (ii) the price received by the trustee (net of any commissions and other expenses of sale) in the sale of the Excess Shares. Any net sales proceeds in excess of the amount paid to the transferee will immediately be paid to the Charitable Beneficiary.

     Upon sale of the Excess Shares, such Excess Shares will be automatically exchanged for an equal number of Trust Shares or Preferred Shares (depending on the type and class or series of shares that were originally designated as such Excess Shares).

RESTRICTIONS ON TRANSFER

     For the Trust to qualify as a REIT for Federal income tax purposes, it must meet certain requirements concerning the ownership of its outstanding shares. Specifically, not more than 50% in value of the Trust's outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year of the Trust's existence as a REIT) or during a proportionate part of a shorter taxable year, and the Trust must be beneficially owned by 100 or more persons during at least 335 days of a taxable year (other than the first REIT year) or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations -- Requirements for Qualification as a REIT."

     Because the Trust expects to qualify as a REIT, the Declaration of Trust limits the ownership of the Trust's equity securities. The Declaration of Trust generally provides that, subject to certain exceptions set forth in the Declaration of Trust, no person may own shares of the Trust in violation of the Ownership Restrictions. The Trust Board may, but is not required to, waive the Beneficial Ownership Limitations or the Constructive Ownership Limitations if it determines that greater ownership will not jeopardize the Trust's status as a REIT. As a condition of that waiver, the Trust Board may require opinions of counsel satisfactory to it and undertakings or representations from the applicant with respect to preserving the REIT status of the Trust.

     If any purported transfer of equity securities of the Trust or any other event would otherwise result in any person or entity violating the Ownership Restrictions, that transfer will be void and of no force or effect as to the number of shares in excess of the Ownership Restrictions, and the purported transferee (the "Prohibited Transferee") will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to shares in excess of the Ownership Restrictions (the "Prohibited Owner") will cease to own any right or interest) in the Excess Shares. In addition, if any purported transfer of shares of the Trust or any other event would cause the Trust to become "closely held" under the Code or otherwise to fail to qualify as a REIT under the Code, that transfer will be void and of no force or effect as to the number of shares in excess of the number that could have been transferred without that result, and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner will cease to own any right or interest) in the Excess Shares. Also, if any purported transfer of shares of the Trust or any other event would otherwise cause the Trust to own, or be deemed to own by virtue of the applicable attribution provisions of the Code, 10% or more, by vote or value, of the ownership interests in any lessee or in any sublessee, that transfer or event will be void and of no force or effect as to the number of shares in excess of the number that could have been transferred or affected by that event without that result, and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner will cease to own any right or interest) in the Excess Shares.

     Any Excess Shares arising from a prohibited transfer described above will be transferred automatically to the Special Trust for the exclusive benefit of a Charitable Beneficiary.

     All certificates representing Trust Shares and Preferred Shares will bear a legend referring to the restrictions described above.

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     Every owner of a certain percentage of the outstanding shares of the Trust
(such percentage being set forth in the Treasury Regulations according to the number of shareholders of record) will be required to file no later than January 30 of each year a written notice with the Trust containing the information specified in the Declaration of Trust. In addition, each Trust Shareholder will be required, upon demand, to disclose to the Trust in writing such information as the Trust may request in order to determine the effect, if any, of that Trust Shareholder's actual and constructive ownership of shares on the Trust's status as a REIT and to ensure compliance with the Ownership Restrictions.

     The Ownership Restrictions may have the effect of precluding an acquisition of control of the Trust without approval of the Trust Board. See
"-- Anti-takeover Effects of Certain Charter Provisions and Laws."

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS AND LAWS

     In addition to the Ownership Restrictions and the Trust Board's authority to designate and issue Preferred Shares described above, certain features of the Declaration of Trust, the Bylaws and Maryland law, which are further described below, may have the effect of deterring third parties from making takeover bids for control of the Trust or may be used to hinder or delay a takeover bid thereby decreasing the chance of the Trust Shareholders realizing a premium over market price for their Trust Shares as a result of such bids and may have the effect of preventing challenges for control of the Trust Board. See "Risk Factors -- Risks Related to Declaration of Trust and Bylaws of the Trust and Maryland Law."

     Limitations on Shareholder Actions. The Declaration of Trust provides that Trust Shareholder action may only be taken at a meeting of the Trust Shareholders. Thus, a holder of a majority of the voting power could not take action to replace the Trust Board, or any class thereof, without a meeting of the Trust Shareholders. Furthermore, under the provisions of the Declaration of Trust and Bylaws, special meetings of the Trust Shareholders may only be called by the Trust Board. Therefore, a Trust Shareholder, even one who holds a majority of the voting power, may not replace sitting Trustees before the next annual meeting of Trust Shareholders. The Bylaws may only be amended by the Trust Board and the Declaration of Trust may not be amended without Trust Board approval; therefore none of the provisions of the Declaration of Trust or the Bylaws which inhibit or prevent takeover bids may be changed without the consent of the Trust Board.

     Advance Notice Provisions. The Bylaws provide for an advance notice procedure for the nomination, other than by the Trust Board, of candidates for election as Trustees as well as for other Trust Shareholder proposals to be considered at annual or other meetings of Trust Shareholders. In general, notice of intent to nominate a Trustee or raise matters at meetings must be received by the Trust not less than 120 days before the first anniversary of the mailing of the Trust's proxy statement for the previous year's annual meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the Trust Shareholder submitting the proposal.

     Classified Board; Removal of Trustees. The Declaration of Trust and Bylaws provide that the Trust Board will be divided into three classes with staggered three year terms. At each annual meeting of Trust Shareholders after the initial classification and election, the terms of one class of Trustees will expire and the newly nominated Trustees of that class will be elected for a term of three years. The Trust Board will be able to determine the total number of Trustees constituting the full Trust Board and the number of Trustees in each class, but the total number of Trustees may not exceed 17 nor may the number of Trustees in any class exceed six. Subject to these rules, the classes of Trustees need not have equal numbers of members. No reduction in the total number of Trustees or in the number of Trustees in a given class will have the effect of removing a Trustee from office or reducing the term of any then sitting Trustee. Trust Shareholders may only remove Trustees for cause. If the Trust Board increases the number of Trustees in a class, it will be able to fill the vacancies created for the full remaining term of a Trustee in that class even though the term may extend beyond the next annual meeting. The Trustees will also be able to fill any other vacancies for the full remaining term of the Trustee whose death, resignation or removal caused the vacancy.

     A person who has a majority of the voting power at a given meeting will not in any one year be able to replace a majority of the Trustees since only one class of Trustees will stand for election in any one year. As a result, at least two annual meeting elections will be required to change the majority of the Trustees by the
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requisite vote of Trust Shareholders. The purpose of classifying the Trust Board is to provide for a continuing body, even in the face of a person who accumulates a sufficient amount of voting power, whether by ownership or proxy or a combination, to have a majority of the voting power at a given meeting and who may seek to take control of the Trust without paying a fair premium for control to all the holders of Trust Shares. This will allow the Trust Board time to negotiate with such a person and to protect the interests of the other Trust Shareholders who may constitute a majority of the Trust Shares not actually owned by such person. However, it may also have the effect of deterring third parties from making takeover bids for control of the Trust or may be used to hinder or delay a takeover bid thereby decreasing the chance of the Trust Shareholders realizing a premium over market price for their Trust Shares as a result of such bids.

     Moreover, the Declaration of Trust provides that a Trustee may be removed with or without cause by a majority of the remaining Trustees. Accordingly, even if the Trust Shareholders were able to replace an entire class of Trustees, such Trustees could be removed by the vote of the Trustees of the other classes, if they constitute a majority of all the Trustees. This may also have the effect of preventing proxy contests for control of the Trust Board and entrenching management.

     Control Share Act. Certain "control share acquisitions" are regulated by Subtitle 7 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland Control Share Act"). These provisions generally require that "control shares" of the Trust acquired in an acquisition that would leave the Trust Shareholder, directly or indirectly, exercising or directing the exercise of (i) one-fifth or more but less than one-third of the voting power, (ii) one-third or more but less than a majority of the voting power, or (iii) a majority or more of the voting power (a "Control Share Acquisition"), have no voting rights except to the extent such voting rights are approved by the Trust Shareholders at a meeting by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all "interested shares." Pursuant to the Declaration of Trust, the Trustees are under no obligation to call a special meeting of the Trust Shareholders to vote on the voting rights to be accorded to the "control shares" if the Trustees determine, (i) that the required acquiring person statement made in connection with the proposed Control Share Acquisition was not made in good faith, (ii) that the proposed Control Share Acquisition would not be in the best interests of the Trust and the Trust Shareholders, or (iii) that the proposed Control Share Acquisition could not be consummated for financial or legal reasons, including, but not limited to, any adverse impact the proposed Control Share Acquisition would have upon the Trust's ability to continue to comply with the REIT provisions of the Code or Title 8.

     Business Combination Act. Under Subtitle 6 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland Business Combination Act"), certain "business combinations" (including, but not limited to, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the trust's shares (an "Interested Shareholder") or any affiliate of an Interested Shareholder are, subject to certain exceptions, (i) prohibited for a period of five years from the time the person became an Interested Shareholder and (ii) then must be recommended by the board of trustees and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the Interested Shareholder who will (or whose affiliate will) be a party to the business combination unless, among other things, the Trust Shareholders receive a statutorily calculated minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his or her shares. The Maryland Business Combination Act could have the effect of discouraging offers to acquire the Trust and of increasing the difficulty of consummating any such offer.
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                      COMPARISON OF RIGHTS OF SHAREHOLDERS
                  OF THE COMPANY AND SHAREHOLDERS OF THE TRUST

GENERAL

     The Company is organized as a corporation under the laws of the State of Ohio and the Trust is organized as a real estate investment trust under the laws of the State of Maryland. As an Ohio corporation, Lexford is subject to the OGCL, which is a general corporation statute dealing with a wide variety of matters, including elections, tenure, duties and liabilities of directors and officers; dividends and other distributions; meetings of shareholders; and extraordinary actions, such as amendments to the articles of incorporation and regulations, mergers, sales of all or substantially all of the assets and dissolution. As a Maryland real estate investment trust, the Trust is governed by Title 8 and certain other provisions of the Annotated Code of Maryland. Title 8 covers some of the same matters covered by the OGCL, including the powers of a trust; liabilities of a trust, shareholders, and trustees; amendment and restatement of the Declaration of Trust; and mergers of a trust with other entities. There are many matters that are addressed in the OGCL that are not dealt with in Title 8, and it is a general practice for a real estate investment trust to address a number of these matters through detailed provisions in its declaration of trust.

     The discussion of the material differences between the rights of shareholders of Lexford and shareholders of the Trust set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the OGCL, Title 8 and other provisions of Maryland law that are referred to and also to the Amended Articles of Incorporation (the "Articles") and Regulations of Lexford and the Declaration of Trust, attached hereto as Annex B, and Bylaws, attached hereto as Annex C, of the Trust. Copies of these documents have been filed as exhibits to the Registration Statement of which this Prospectus/Proxy Statement is a part. See "Available Information."

BOARD OF DIRECTORS AND BOARD OF TRUSTEES

     The OGCL states that the business of a corporation is managed by its Board of Directors. The Articles and Regulations of Lexford provide that the number of directors of Lexford shall be as fixed by the Lexford Board from time to time (provided that the total number of directors be no less than nine or more than 12) which number has been fixed by the Lexford Board at 11. The Lexford Board is divided into three classes as nearly equal in number as possible, with the term of office of one class expiring in each year. The OGCL provides that, since neither the Articles nor Regulations of Lexford state otherwise, vacancies may be filled by a majority of the directors then in office, even though they may constitute less than a majority of the whole Lexford Board. However, the Regulations of Lexford specifically provide that the Lexford Board may not fill a vacancy created by the Lexford Board's action in increasing the number of directors.

     Under the Declaration of Trust, the business of the Trust is managed by the Trust Board. The Trust Board is substantially similar to the Lexford Board with respect to its power and authority. The Declaration of Trust provides that the number of Trustees of the Trust will initially be three, but may be decreased or increased by the Trust Board to not more than 17 or less than three, unless there are less than three Trust Shareholders, in which case, there shall be no less Trustees than Trust Shareholders. Any vacancy (including a vacancy created by an increase in the number of Trustees) may be filled for the remainder of the Trustee's term, at any regular meeting or at any special meeting of the Trustees called for that purpose, by a majority of the Trustees. Under the Declaration of Trust, the Trustees are divided into three classes, not to exceed six trustees in any one class, with the term of one class expiring at each annual meeting of Trust Shareholders. At each annual meeting of Trust Shareholders, one class of Trustees will be elected for a term of three years and the Trustees in the other two classes will continue in office. See "The Merger -- Management of the Trust" and "Description of Trust Shares -- Anti-takeover Effects of Certain Charter Provisions and Laws."

     The Declaration of Trust requires a Trustee to perform his duties as a Trustee, including his duties as a member of a committee of the Trust Board on which he serves, in good faith in a manner he reasonably believes to be in the best interests of the Trust, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, a Trustee is entitled to rely on any information, opinion, report, or statement, including any financial statement or other financial data, prepared or presented by: (i) an officer or employee of the Trust whom the Trustee reasonably believes to be reliable and competent in the matters presented; (ii) a lawyer, public accountant, or other person, as to a matter which the Trustee reasonably believes to be within the person's professional or expert competence; or (iii) a committee of the Trust Board on which the Trustee does not serve, as to a matter within its designated authority.

     The OGCL imposes substantially similar fiduciary duties on directors of a corporation as the Declaration of Trust imposes on the Trustees.

MEETINGS OF SHAREHOLDERS

     Annual Meetings. The Regulations provide that Lexford shall have an annual meeting of Lexford Shareholders on the first Tuesday in May of each year, if not a legal holiday. The Bylaws require an annual meeting of Trust Shareholders to be set by the Trust Board.

     Special Meetings. Under the OGCL, a special meeting of shareholders of an Ohio corporation may be called by the holders of at least 25% of the outstanding shares of the corporation (unless the regulations specify another percentage, which may not exceed 50%), the Board of Directors, the Chairman of the Board, or the President. Under Lexford's Regulations, a special meeting of Lexford Shareholders may be called by the same groups as under the OGCL, but may only be called by the holders of at least 50% of the outstanding shares of Lexford Common Stock. Under the Trust's Bylaws, a special meeting of Trust Shareholders may be called only by the Trust Board. Accordingly, holders of Trust Shares will have no right to call meetings of Trust Shareholders.

     Action by Written Consent. The OGCL provides that unless the articles or regulations provide otherwise, any action which may be taken at a meeting of shareholders may be taken without a meeting if a written consent to the action is signed by all the holders of the outstanding stock entitled to vote on the matter. Lexford's Articles and Regulations do not provide for action by written consent.

     As soon as the Company ceases to be the sole Trust Shareholder, the Declaration of Trust prohibits the taking of Trust Shareholder action without a meeting.

ADVANCE NOTICE FOR SHAREHOLDER NOMINATIONS FOR TRUSTEE OR DIRECTOR AND OTHER SHAREHOLDER PROPOSALS

     Lexford's Regulations require a shareholder who wishes to nominate a person for the Lexford Board to deliver to Lexford notice of the nomination, along with the nominee's consent to serve if elected, at least 60 calendar days and not more than 90 calendar days before the meeting where the Directors are to be elected. Lexford's Regulations also require the same advance notice with respect to proposals of new business to be acted upon at an annual meeting of the Lexford Shareholders.

     The Bylaws of the Trust require notice, written acceptance of a nomination and the nominee's agreement to serve if elected, at least 120 days before the anniversary of the mailing of the notice of the prior annual meeting of Trust Shareholders in order for a Trust Shareholder to nominate a Trustee. With respect to a special meeting to elect Trustees, the Bylaws require such notice not less than 20 days before the mailing of the notice of the special meeting. The Bylaws require the same advance notice required for Trust Shareholder's proposals of new business as required under Rule 14a-8 of the Exchange Act, which requires 120 days advance notice for Trust Shareholder proposals. The Bylaws have detailed requirements for the contents of such notice of Trustee nominations or Trust Shareholder proposals.

AMENDMENT OF ARTICLES OF INCORPORATION AND DECLARATION OF TRUST

     Pursuant to the OGCL, an amendment to a corporation's articles of incorporation must be approved by the holders of two-thirds of the outstanding shares entitled to vote thereon, unless such articles of incorporation require otherwise. The OGCL permits shareholders to amend the articles without the approval of the Board of Directors. Lexford's Articles provide that the holders of a majority of the outstanding stock entitled to vote may amend the Articles. Under Title 8 and the Declaration of Trust, the Trustees, by a two-thirds vote, may at any time amend the Declaration of Trust solely to enable the Trust to qualify as a REIT under the Code or as a real estate investment trust under Title 8, without the approval of the Trust Shareholders. The Trust Board may also amend the Declaration of Trust to set the terms of one or more series of Preferred Shares of the Trust without Trust Shareholder approval. Other amendments to the Declaration of Trust require the vote of a majority of the outstanding shares of the Trust after the proposed amendment is first set forth in a resolution and declared advisable by the Trust Board.

AMENDMENT OF THE REGULATIONS AND THE BYLAWS

     The OGCL provides that only shareholders of a corporation have the power to amend a corporation's code of regulations. Lexford's Regulations may be amended by the affirmative vote of the holders of a majority of the shares of Lexford Common Stock at an annual or special meeting duly called for such purpose. Lexford's Regulations may not be amended without a meeting of Lexford Shareholders.

     The Declaration of Trust and the Bylaws provide that the power to amend, repeal, or adopt new Bylaws is vested exclusively in the Trust Board.

DISSOLUTION OF LEXFORD OR THE TRUST; TERMINATION OF REIT STATUS

     Under the OGCL, a corporation may be dissolved if two-thirds of the outstanding stock of the corporation votes for the proposed dissolution at a shareholders' meeting called for the purpose of acting upon such resolution, unless a lesser percentage is specified in the articles of incorporation. Director approval of the dissolution is not required under the OGCL. Lexford's Articles provide that a majority of Lexford Shareholders may dissolve the Company. Under the OGCL, the Lexford Board may effect a dissolution in only five very specific instances, (i) when Lexford is in bankruptcy or has made a general assignment for the benefit of creditors, (ii) by leave of the court, when a receiver has been appointed in a suit in which the affairs of Lexford are to be wound up, (iii) when substantially all of the assets have been sold at a judicial sale or otherwise, (iv) when Lexford's Articles have been canceled for failure to file or pay franchise or excise taxes, or (v) when the period of existence provided for in Lexford's Articles has expired.

     The Declaration of Trust permits the dissolution of the Trust if the Trust Board finds such dissolution advisable and adopts a resolution of dissolution, which resolution must be approved by the affirmative vote of the holders of not less than a majority of the outstanding Trust Shares entitled to vote on the matter at a meeting called for that purpose. In addition, the Declaration of Trust permits the Trustees to terminate the status of the Trust as a REIT under the Code at any time, with or without the vote of the holders of Trust Shares.

LIMITATIONS OF LIABILITY

     Pursuant to the OGCL, the liability of directors of a corporation for monetary damages for breach of fiduciary duty is eliminated, except for (i) acts or omissions undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation, (ii) unlawful dividends or distributions or redemptions or purchases of stock, or (iii) any transaction from which the directors derived an improper personal benefit.

     Pursuant to Title 8 and the Declaration of Trust, the liability of Trustees and officers of the Trust to the Trust or to any Trust Shareholder for money damages has been eliminated, except for (i) actual receipt of an improper personal benefit in money, property or services and (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. As a result, Trustees may not be liable for certain actions that they would have been liable for as directors of Lexford.

     A Trustee may not be liable to the Trust or Trust Shareholders for errors in judgment or other acts or omissions not amounting to willful misconduct, since provision has been made in the Declaration of Trust for exculpation of a Trustee in such circumstances. Therefore, Trust Shareholders will have a more limited right of action than they would have absent the limitation in the Declaration of Trust.

INDEMNIFICATION

     Pursuant to the OGCL and Lexford's Regulations, Lexford is required to indemnify any director, officer, employee or agent of Lexford sued in his or her capacity as such if the individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to Lexford's best interest and, with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification covers judgments, fines and amounts paid in settlement, except that in any suit by or in the right of Lexford no indemnification may be made in respect of (i) any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his or her duties to Lexford unless determined by a court to be fair and reasonable, and (ii) any action or suit when the only liability asserted against the director is for unlawful dividends or distributions or redemptions or purchases of stock. The OGCL requires Lexford to reimburse, in advance of a final disposition, expenses (including attorneys' fees) for a director of Lexford if he or she agrees (i) to repay such amounts to Lexford if it is determined by a court that the actions or omissions involve deliberate intent to injure Lexford or reckless disregard for the best interests of Lexford, and (ii) to reasonably cooperate with Lexford concerning the action, proceeding or suit. The OGCL permits Lexford to reimburse, in advance of a final disposition, expenses for a director, officer, employee or agent of Lexford if he or she agrees to repay such amount to Lexford if it is ultimately determined that he or she is not entitled to indemnification. Under the OGCL, indemnification is determined to be proper by (i) a majority vote of a quorum made up of disinterested directors, (ii) independent legal counsel, (iii) the shareholders, or (iv) the court.

     Under the Declaration of Trust, the Trust is required to indemnify any Trustee or officer, and may indemnify any employee or agent (i) against reasonable expenses incurred by him or her in the successful defense (on the merits or otherwise) of any proceeding to which he or she is made a party by reason of such status or (ii) against judgments, penalties, fines, settlements, and reasonable expenses actually incurred in connection with a proceeding that he or she may become subject to by reason of such status unless it is established that (a) the act or omission was material to the matter giving rise to the claim and was committed in bad faith or was the result of active and deliberate dishonesty, (b) he or she actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, he or she had reasonable cause to believe that his or her act or omission was unlawful. The Trust is also required by the Declaration of Trust to pay or reimburse, in advance of a final disposition, reasonable expenses of a Trustee or officer, and may choose to do so for an employee or agent, that is made a party to a proceeding by reason of his or her status as such upon receipt of a written affirmation by the Trustee, officer, employee, or agent of his or her good faith belief that he or she has met the applicable standard for indemnification under the Declaration of Trust and a written undertaking to repay such expenses if it shall ultimately be determined that the applicable standard was not met. Under the Declaration of Trust, indemnification is determined to be proper by (i) a majority vote of a quorum made up of disinterested Trustees, (ii) special legal counsel selected by a majority vote of a quorum made up of disinterested Trustees, or (iii) a majority vote of the Trust Shareholders entitled to vote on the matter at a meeting called for such purpose, voting as a single class.

     The Declaration of Trust provides for indemnification of a Trustee or officer by the Trust for liabilities he or she incurs in dealings with third parties on behalf of the Trust. To the extent that the indemnification provisions purport to include indemnification for liabilities arising under the Securities Act, the Trust has been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and is therefore unenforceable.

MERGERS, ACQUISITIONS AND CERTAIN OTHER TRANSACTIONS

     The OGCL provides that a merger or consolidation or sale of all or substantially all of the assets by an Ohio corporation generally requires the affirmative vote of holders of shares representing at least two-thirds of the shareholder voting power of the corporation unless the corporation's articles of incorporation provide for approval by a different percentage not less than a majority. Lexford's Articles provide that a majority of the voting power of the Company may approve a merger or consolidation or sale of all or substantially all of the assets, so long as it does not involve an interested shareholder transaction under the OGCL or the Articles' provisions relating to Control Share Acquisitions or related party transactions.

     Lexford's Articles contain certain restrictions, which generally prohibit, without Lexford Shareholder approval, a person from making an acquisition that would leave the Lexford Shareholder, directly or indirectly, exercising or directing the exercise of (i) one-fifth or more but less than one-third of the voting power, (ii) one-third or more but less than a majority of the voting power, or (iii) a majority or more of the voting power ("Control Share Acquisition Restrictions"). The Articles do not require the directors to call a special meeting to vote on the proposed acquisition of shares if (i) the notice given by the shareholders was not given in good faith, (ii) the proposed acquisition would not be in the best interests of Lexford and its shareholders or (iii) the proposed acquisition could not be consummated for legal or financial reasons. The OGCL also contains control share acquisition provisions, but permit a corporation's articles of incorporation to specifically opt-out of their protections, which Lexford chose to do and in its place provided these Control Share Acquisition Restrictions in its Articles.

     The OGCL prohibits an "interested shareholder" from engaging in a wide range of "business combinations," including, but not limited to, mergers, consolidations and certain sales of assets. An "interested shareholder" is a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation. These prohibitions do not apply under certain circumstances, including, but not limited to, the following:
(i) if the directors of the corporation have approved the transactions or the "interested shareholder's" acquisition of shares of the corporation prior to the date the "interested shareholder" became a shareholder of the corporation, and
(ii) if the shareholders, by approval of two-thirds of the voting power, amend the articles of incorporation to specify that this provision of the OGCL is not to apply to the corporation. The prohibition is for three years following the date that the "interested shareholder" became a shareholder of the company. After the initial three-year moratorium has expired, the transaction can only proceed if (i) the acquisition of shares that made a person an "interested shareholder" was approved by the Board of Directors prior to such time the acquisition was made, (ii) the transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power and by the holders of at least a majority of the voting shares not beneficially owned by the "interested shareholder" or an affiliate or associate, or (iii) the transaction meets certain statutory tests designed to ensure that it is economically fair to all shareholders. These provisions of the OGCL only apply to an "issuing public corporation" which is an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices or substantial assets within the State of Ohio. The Company currently is an "issuing public corporation."

     The Articles also have provisions related to certain "related party transactions." A "related party" is generally a shareholder who is the beneficial owner of five percent or more of the voting power of the Company. These provisions prohibit a "related party" from entering into certain transactions, including, but not limited to, mergers and consolidations, unless the transaction is (i) approved by the affirmative vote of at least 80% of the voting power entitled to elect directors and at least sixty-six and two-thirds percent of such voting power, excluding Lexford Common Stock held by the "related party" or its affiliates, officers and employee-directors of Lexford, or (ii) expressly approved by two-thirds of the "Continuing Directors" (as defined in the Articles).

     Title 8 provides that a merger involving a real estate investment trust generally requires approval by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, unless the declaration of trust specifies a lower percentage, but not less than a majority. The Declaration of Trust specifies that a majority of the votes entitled to be cast will approve a merger. Title 8 does not address the requirements for approval of a disposition of all or substantially all of the assets of a trust. However, the Declaration of Trust does require that if the Trustees intend to dispose of all or substantially all of the assets of the Trust outside the ordinary course of business, for consideration other than money or the assumption of debt and not pursuant to a dissolution, then, at a meeting called for that purpose, the holders of not less than a majority of the Trust Shares entitled to vote on the matter must approve the transaction. No dissenters', appraisal or similar rights are available under Title 8 to Trust Shareholders who dissent from the approval of any sale of all or substantially all of the assets of the Trust. Under the Declaration of Trust, the transfer of all or substantially all of the assets of the Trust to a wholly-owned subsidiary of the Trust is not deemed to be a sale requiring Trust Shareholder approval.

     The Declaration of Trust contains provisions inhibiting certain "control share acquisitions," in accordance with the Maryland Control Share Act. These provisions generally require that "control shares" of the Trust acquired in a Control Share Acquisition, have no voting rights except to the extent such voting rights are approved by the Trust Shareholders at a meeting by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all "interested shares." Pursuant to the Declaration of Trust, the Trustees are under no obligation to call a special meeting of Trust Shareholders to vote on the voting rights to be accorded to the "control shares" if the Trustees determine, (i) that the required acquiring person statement made in connection with the proposed Control Share Acquisition was not made in good faith, (ii) that the proposed Control Share Acquisition would not be in the best interests of the Trust and the Trust Shareholders, or (iii) that the proposed Control Share Acquisition could not be consummated for financial or legal reasons, including, but not limited to, any adverse impact the proposed Control Share Acquisition would have upon the Trust's ability to continue to qualify as a REIT under the Code or Title 8. See "Risk Factors -- Risks Related to Declaration of Trust and Bylaws of the Trust and Maryland Law" and "Description of Trust Shares -- Anti-Takeover Effects of Certain Charter Provisions and Laws."

     Under the Maryland Business Combination Act, certain "business combinations" (including, but not limited to, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and an Interested Shareholder, or any affiliate of an Interested Shareholder are, subject to certain exceptions, (i) prohibited for a period of five (5) years from the time the person became an Interested Shareholder and
(ii) then must be recommended by the board of trustees and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the trust other than shares held by the Interested Shareholder who will (or whose affiliate will) be a party to the business combination, unless, among other things, the holders of trust shares receive a statutorily calculated minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his or her shares. The Maryland Business Combination Act will not apply to any real estate investment trust whose original declaration of trust includes a provision, or whose shareholders adopt, by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and
(ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the trust who are not Interested Shareholders or any affiliates of Interested Shareholders, an amendment to its declaration of trust expressly electing not to be governed by the Maryland Business Combination Act. In the event that a Maryland real estate investment trust did not include such an opt out provision in its original declaration of trust and its shareholders subsequently adopted an amendment to its declaration of trust including an opt out provision, such amendment would not take effect until eighteen (18) months after its adoption by the shareholders, and would not apply to any "business combination" between the trust and an Interested Shareholder (or an affiliate of an Interested Shareholder) who became an Interested Shareholder prior to the vote of trust shareholders. The Declaration of Trust does not contain a provision that opts out of the Maryland Business Combination Act. The Maryland Business Combination Act could have the effect of discouraging offers to acquire the Trust and of increasing the difficulty of consummating any such offer. See "Risk Factors -- Risks Related to Declaration of Trust and Bylaws of the Trust and Maryland Law" and "Description of Trust Shares -- Anti-Takeover Effects of Certain Charters Provisions and Laws."

RESTRICTIONS ON INVESTMENT AND USE

     Under Title 8, a Maryland real estate investment trust must hold, either directly or through other entities, at least 75% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items (including high-grade short term securities and receivables) and may not use or apply land for farming, agriculture, horticulture or similar purposes to satisfy such requirement. In addition, any entity wishing to qualify as a REIT for Federal income tax purposes has to meet certain asset, income and distribution requirements. There are no such limits for corporations, such as Lexford, organized under the OGCL (unless such a corporation seeks to qualify as a REIT for Federal income tax purposes). See "Risk Factors -- Risk Related to REIT Status" and "Federal Income Tax Considerations -- Requirements for Qualification as a REIT."

DIVIDENDS AND OTHER DISTRIBUTIONS

     The OGCL provides that dividends may be paid in cash, property or shares of a corporation's capital stock. The OGCL provides that a corporation must pay dividends out of surplus, dividends cannot be made if the corporation is insolvent or there is reasonable belief that the corporation would be rendered insolvent by the payment of the dividend and the corporation must notify its shareholders if a dividend is paid out of capital surplus.

     The Declaration of Trust provides that the Trustees will "endeavor to declare and pay" such distributions as shall be necessary for the Trust to remain a REIT under the Code. The payment of distributions by the Trustees are not limited by any rules concerning the capital or surplus of the Trust or the par value of the Trust Shares. However, the Trustees may not declare or pay any distributions, if the Trust is insolvent, or would be rendered insolvent by such distribution, or if such distribution would be fraudulent as to the creditors of the Trust. See "Distribution Policy" and "Risk Factors -- Risks Related to REIT Status."

REMOVAL OF DIRECTORS AND TRUSTEES

     The OGCL provides that, if the shareholders are not permitted to cumulate their votes in the election of directors and unless the governing documents of a corporation provide otherwise, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the corporation with respect to the election of directors. Lexford's Articles do not permit cumulative voting in the election of directors. The Articles further provide that a director may be removed, with or without cause, at a duly called annual or special meeting, the notice of which states that the removal of a director or directors is among the purposes of the meeting, by the affirmative vote of at least 80% of the voting power of the corporation with respect to the election of directors, voting together as a single class.

     Title 8 provides that, unless the declaration of trust provides otherwise, the shareholders of a real estate investment trust may remove any trustee, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of trustees. The Declaration of Trust provides that, subject to the holders of one or more classes or series of Preferred Shares to elect one or more Trustees, a Trustee may be removed at any time, (i) only with cause, at a meeting of the Trust Shareholders, by the affirmative vote of the holders of not less than a majority of the Trust Shares then outstanding and entitled to vote generally in the election of Trustees, or
(ii) with or without cause, by the affirmative vote of a majority of the remaining members of the Trust Board.

CUMULATIVE VOTING

     Neither Lexford's Articles nor the Declaration of Trust permit cumulative voting in the election of directors or Trustees.

PREEMPTIVE RIGHTS

     Neither Lexford's Articles nor the Declaration of Trust grant any preemptive rights to their respective shareholders.

RIGHTS OF DISSENTING SHAREHOLDERS

     Under the OGCL, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to a corporation's articles of incorporation. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to appraisal rights. In addition, shareholders of an acquiring corporation are entitled to appraisal rights in any merger, combination or majority share acquisition in which such shareholders are entitled to voting rights. The OGCL also provides shareholders of an acquiring corporation with voting rights if the acquisition involves the transfer of shares of the acquiring corporation entitling the recipients thereof to exercise one-sixth or more of the voting power of such acquiring corporation immediately after the consummation of the transaction. See "The Merger -- Rights of Dissenting Shareholders."

     Title 8 provides dissenters' rights for any shareholder who objects to a merger involving the real estate investment trust to the same extent as a Maryland corporation's shareholder would enjoy such rights. The shareholder has the right to demand and receive payment of the fair value of their shares, unless (i) the shares are listed on a national securities exchange or are designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. on the record date for determining shareholders entitled to vote on the merger, or (ii) the shares are those of the successor entity, provided that the merger does not alter the contract rights of the shares as expressly set forth in the charter documents, and provided that the shares are converted in whole or in part in the merger into stock in the successor entity or cash, scrip, or other rights or interests arising out of the provisions for the treatment of fractional shares. The Declaration of Trust permits dissenters' rights only to the extent of those rights provided for in Title 8.

INSPECTION OF BOOKS AND RECORDS

     The OGCL provides that any shareholder of the corporation, upon written demand stating the specific purpose thereof, shall have the right to examine in person or by agent or attorney at any reasonable time and for any reasonable and proper purpose the articles of incorporation, its regulations, its books and records of accounts, minutes, and records of shareholders, and voting trust agreements, if any, and to make copies or extracts thereof.

     Under Title 8, any shareholder may inspect and copy during usual business hours the bylaws of the trust, minutes of proceedings of shareholders, annual statements of affairs of the trust, and voting trust agreements, if any. In addition, any shareholder may make a written request upon a Maryland real estate investment trust for a statement showing all securities issued by the trust during a specified period of not more than 12 months before the date of request. Within twenty days after the request, the trust will have available a list containing (i) the number of securities issued during the specified period, (ii) the consideration received per share, and (iii) the value of any consideration other than money received, as set by the board of trustees. Title 8 also provides that one or more shareholders who together have been the record holders of at least 5% of the outstanding shares of any class of the trust for at least six months can (i) upon written request, inspect and copy during usual business hours the trust's books of account and its stock ledger, (ii) present to any officer or resident agent of the trust a written request for a statement of its affairs, and (iii) if the trust does not maintain a stock ledger at its principal office, present to any officer or resident agent of the trust a written request for a list of the shareholders of the trust. The Declaration of Trust does not provide any additional rights of inspection for Trust Shareholders.